Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen's Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

30 December 2020

053975.0001

Sancai Holding Group Ltd

No. 6 Fengcheng Second Road, Room 401

Xi’an Economic and Technological Development Zone

Xi’an, Shaanxi Province

People’s Republic of China 710000

Dear Sir or Madam

Sancai Holding Group Ltd 三彩家控股集团有限公司 (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1 and accompanying prospectus filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act) (the Registration Statement), relating to the offering (the Offering) by the Company of certain Class A ordinary shares of par value US$0.0001 per share of the Company and certain additional Class A ordinary shares issuable pursuant to an over-allotment option granted to the Underwriter (defined below) (the IPO Shares).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Resident Partners: M Chu | C Clayton-Payne | JP Engwirda

A Johnstone | P Kay | BJ King | MW Kwok | VA Lord | IN Mann

R Ng | ME Parrott | ATC Ridgers | N Roberts | PJ Sephton | Y Xu

Bermuda legal services provided through an association with Zuill & Co.

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Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

2	Authorised Share Capital. Based on our review of the A&R M&A (as defined in Schedule 1), the authorized share capital of the Company, upon its coming into effect, will be US$50,000 divided into 500,000,000 shares comprising of (i) 400,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and (ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each.

3	Valid Issuance of the IPO Shares. The issue and allotment of the IPO Shares as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the Registration Statement, and when name of the shareholder is entered in the register of members of the Company, the IPO Shares will be validly issued, allotted and fully paid and there will be no further obligation on the holder of any of the IPO Shares to make any further payment to the Company in respect of such IPO Shares.

4	Due Execution. The Transaction Documents will be duly executed for and on behalf of the Company by the signature of WEN Ning (文宁) in accordance with the Resolutions (as defined in Schedule 1).

5	Enforceability. The Transaction Documents once executed in accordance with the Resolutions will be treated by the courts of the Cayman Islands as the legally binding and valid obligations of the Company enforceable in accordance with their terms.

6	Warrant Shares. The allotment and issuance of the Warrant Shares have been duly authorised. When the Warrant Shares are issued by the Company pursuant to the Underwriter’s Warrant and entered as fully paid on the register of members of the Company, the Warrant Shares will be validly allotted and issued, fully paid and without obligation of the holder to make further payment to the Company in respect of the issuance of such shares, assuming payment in full of the consideration set forth in the Underwriter’s Warrant will be made.

7	Cayman Islands Law. The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

Schedule 1

List of Documents and Records Examined

1	The certificate of incorporation of the Company dated 12 July 2019;

2	The memorandum and articles of association of the Company filed on 9 July 2019;

3	the written resolutions of the shareholders of the Company dated 13 July 2020;

4	the written resolutions of the shareholders of the Company dated 13 August 2020;

5	The amended and restated memorandum and articles of association of the company as adopted by a special resolution passed on 30 December 2020 and effective immediately upon the completion of the Offering (the A&R M&A);

6	The register of members and register of directors of the Company provided to us on 30 December 2020;

(together the Corporate Documents)

7	A copy of executed written resolutions of the directors of the Company dated 30 December 2020 and a copy of executed written resolutions of the members of the Company dated 30 December 2020 (the Resolutions);

8	A certificate of good standing dated 17 September 2020 in respect of the Company, issued by the Registrar of Companies in the Cayman Islands (the Certificate of Good Standing); and

9	The Registration Statement; and

10	The draft Transaction Documents consisting of the following:

(a)	an underwriting agreement between the Company and Univest Securities, LLC (the Underwriter); and

(b)	a warrant to purchase certain Class A ordinary issues issued by the Company in favour of the Underwriter pursuant to which the Underwriter will be entitled to purchase an aggregate number of Class A ordinary shares of the Company (the Warrant Shares) equal to six percent (6%) of the gross proceeds raised in the Offering divided by the offering price each IPO Share (the Underwriter’s Warrant).

((a) to (b) above are the Transaction Documents).

The Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Validity under Foreign Laws. That (i) each party to the Transaction Documents (other than the Company) has the necessary capacity, power and authority to enter into the Transaction Documents and perform its obligations thereunder, and each such party has duly executed the Transaction Documents; (ii) the Transaction Documents will constitute valid, legally binding and enforceable obligations of each of the parties thereto under the laws of the State of New York by which law they are expressed to be governed; (iii) all formalities required under the laws of the State of New York and any other applicable laws (other than the laws of the Cayman Islands) have been complied with; and (iv) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Choice of Laws. The choice of the laws of the State of New York selected to govern the respective Transaction Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands) and the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

3	Draft Documents. That the Company will duly execute and deliver each Transaction Document in the form of the drafts provided to us for review.

4	Directors. The board of directors of the Company considers the execution of the Transaction Documents and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

5	Bona Fide Transaction. No disposition of property effected by the Transaction Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

6	Solvency. The Company was on the date of execution of the Transaction Documents able to pay its debts as they became due from its own moneys, any disposition or settlement of property effected by the Transaction Documents is made in good faith and for valuable consideration and, at the time of and following each such disposition of property by the Company pursuant to the Transaction Documents, the Company will be able to pay its debts as they become due from its own moneys.

7	Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement and the Documents are true and correct copies and the Registration Statement and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement and the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

8	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

9	Constitutional Documents. The A&R M&A remain in full force and effect and are otherwise unamended.

10	Conversion. The conversion of any shares in the capital of the Company will be effected via legally available means under Cayman law.

11	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

12	Resolutions. The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each director, or by or on behalf of each shareholder in respect of the Shareholders Resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

13	Execution. Each Transaction Document was either executed as a single physical document (whether in counterpart or not) in full and final form or, where any Transaction Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Transaction Document by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

14	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement or the Documents and, in particular, that the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking. There is no contractual prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the IPO Shares, the Underwriter’s Warrant and the Warrant Shares.

15	Proceeds of Crime. No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (2020 Revision) and the Terrorism Act (2018 Revision), respectively).

16	Exercise. At the time of the exercise of the Underwriter’s Warrant in accordance with the A&R M&A (the Exercise):

(a)	the Companies Act will not have changed in such a way as to materially impact the Exercise;

(b)	the Company will have sufficient authorised but unallotted and unissued Warrant Shares, in each case to effect the Exercise in accordance with the A&R M&A and the Companies Act;

(c)	the Company will be able to pay its debts as they fall due in the ordinary course of business immediately following the Exercise;

(d)	the Company will have shares in issue immediately prior to the Exercise other than the Warrant Shares to be issued;

(e)	all the considerations will have been fully paid and without obligation of the holder to make further payment to the Company in respect of the issuance of the Warrant Shares;

(f)	the Company will not have been struck off or placed in liquidation;

(g)	the issue price for the Warrant Shares to be issued on the Exercise will not be less than the par value of such Warrant Shares; and

(h)	the provisions of the A&R M&A relating to the Exercise will not have been altered, amended and restated.

Schedule 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement and the Transaction Documents.

2	Representations and Warranties. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

3	Good Standing. Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the Companies Act) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Companies Act.

4	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2020 Revision).

5	Enforceability. The term enforceable as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)	Insolvency. Rights and obligations may be limited by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, readjustment of debts, arrangements and other similar laws of general application affecting the rights of creditors;

(ii)	Limitation Periods. Claims under the Transaction Documents may become barred under the Limitation Act (1996 Revision) relating to the limitation of actions in the Cayman Islands or may be or become subject to defences of set-off, estoppel or counterclaim;

(iii)	Equitable Rights and Remedies. Equitable rights may be defeated by a bona fide purchaser for value without notice. Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy;

(iv)	Fair Dealing. Strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a Cayman Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error;

(v)	Prevention of Enforcement. Enforcement may be prevented by reason of fraud, coercion, duress, undue influence, unreasonable restraint of trade, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(vi)	Penal Provisions. Provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the Cayman Islands determines such provisions to be penal;

(vii)	Currency. A Cayman Islands court retains a discretion to denominate any judgment in Cayman Islands dollars;

(viii)	Confidentiality. Provisions imposing confidentiality obligations may be overridden by the requirements of legal process;

(ix)	Award of Costs. In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the relevant contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62; and

(x)	Inappropriate Forum. The courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine such proceedings may be tried in a more appropriate forum.

6	Stamp Duty. Cayman Islands stamp duty may be payable if the original Transaction Documents are executed in, brought to, or produced before a court of, the Cayman Islands.

7	Severability. The courts in the Cayman Islands will determine in their discretion whether or not an illegal or unenforceable provision may be severed.

8	Several Remedies. In certain circumstances provisions in the Transaction Documents that (i) the election of a particular remedy does not preclude recourse to one or more others, or (ii) delay or failure to exercise a right or remedy will not operate as a waiver of any such right or remedy, may not be enforceable.

9	Exculpation and Indemnity Provisions. The effectiveness of terms in any of the Transaction Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.

10	Amendment. A Cayman Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing, but would be able to consider all the facts of the case (particularly where consideration had passed) to determine whether a verbal amendment or waiver had been effected and, if it found that it had, such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

11	Statutory Powers. Any provision in a Transaction Document which purports to fetter a statutory power of the Company may not be enforceable under the common law rule in Russell v Northern Bank Development Corp Ltd [1992] 1 WLR 588 (HL).

12	Conflict of Laws. An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

13	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the Cayman Islands.